EXHIBIT 10.25

EXECUTIVE COMPENSATION AGREEMENT

THIS EXECUTIVE COMPENSATION AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of June 2011 (“Effective Date”) by and between DAIS ANALYTIC CORPORATION, a New York Corporation (“Company”), and TIMOTHY N. TANGREDI (“Executive”).

R E C I T A L S

WHEREAS, the Company and Executive are parties to an amended and restated employment agreement dated May 23, 2011 (the “Employment Agreement”);

WHEREAS, as of June 7, 2011, the Company owes accrued and unpaid compensation to Executive in the amount of $1,047,884, for services rendered to the Company as an executive in 2001 through 2011, and which continues to accrue to the extent not paid by the Company under the terms of the Employment Agreement (“Accrued Compensation”);

WHEREAS, the Company is contemplating an equity financing in the form of an underwritten public offering of its common stock, which shall result in gross proceeds of at least $10 million (“Equity Financing”);

WHEREAS, in connection with the Equity Financing, Executive is willing to accept payment for his accrued and unpaid compensation through and up to the date of the closing date thereof, in the form of a combination of shares of restricted common stock, at the price per share to be paid by investors in the Equity Financing, and cash, as described herein; and

WHEREAS, on June 13, 2011, the board of directors of the Company unanimously approved the terms of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual promises and agreement hereinafter set forth, it is agreed as follows:

1. Payment of Accrued Compensation in Shares and Cash.  Conditional on completion of the Equity Financing, on the closing date of the Equity Financing the Company shall promptly pay Executive a cash payment in the amount equal to Executive’s Accrued Compensation multiplied by a percentage equal to the highest marginal federal individual income tax rate plus Executive’s share of applicable state, local and/or employment taxes (the “Cash Compensation”).  In addition, conditional on completion of the Equity Financing, on the closing date of the Equity Financing the Company shall promptly pay to Executive in the form of restricted common stock of the Company (the “Share Compensation”) the number of shares equal to (i) the Executive’s Accrued Compensation, minus the Cash Compensation, divided by (ii) the public offering price per share to be paid by investors in the Equity Financing, rounded to the nearest full share.

2. Termination.  This Agreement shall immediately terminate and shall have no force or effect, if the Equity Financing is not completed on or prior to August 31, 2011.

3. Miscellaneous.

a. Governing Law.  This Agreement shall be governed by Florida law without regard to the conflicts of laws principles thereof.

b. Non-Contravention.  Executive represents and warrants that the execution, delivery and performance of this Agreement do not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Executive and one or more third parties.

c. Arbitration.  Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in Hillsborough County, Florida by a single arbitrator under the rules of the American Arbitration Association, and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction. The cost of arbitration, including counsel fees, shall be borne by the Company unless the arbitrator determines that the Executive’s position was frivolous and without reasonable foundation.

d. Notices.  Any notice or communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to Company:

Dais Analytic Corporation
11552 Prosperous Drive
Odessa, FL  33556
Attn:  President

If to Executive:

Timothy N. Tangredi
10416 Pontofino Circle
Trinity, FL  34655

or at such other address as either party may from time to time designate by notice hereunder. Notices shall be effective upon delivery in person or, if mailed, at midnight on the third business day after the date of mailing

e. Modifications and Amendments.  This Agreement shall not be modified, altered or amended except by a written agreement signed by the parties hereto.  This Agreement shall not be deemed to modify, alter or amend the Employment Agreement in any respect.

f. Entire Agreement.  This Agreement together with the documents referred to herein or contemplated hereby constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements whether oral or in writing with respect to the subject matter hereof.

g. Benefit and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business of Company or any other corporation with or into which Company is consolidated or merged, and Executive and his heirs, executors, administrators and legal representatives, provided, however, that the obligations of Executive hereunder may not be delegated or assigned.

h. Severability.  If any portion of this Agreement may be held to be invalid or unenforceable for any reason whatsoever, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions, or portions thereof, shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

i. Headings; Interpretation.  The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. When used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. Words used herein in the singular shall include the plural.

j. Waiver.  The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

k. Counterparts.  This Agreement may be executed in any number of counterparts, each of whom shall be deemed a duplicate original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:		DAIS ANALYTIC CORPORATION
/s/ Timothy N. Tangredi	By:	/s/ Robert Schwartz
Timothy N. Tangredi		Robert Schwartz
Authorized Signatory